                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports First Quarter Fiscal 2024 Results
•Net sales $661 million vs. $696 million in Q1 2023
•Diluted EPS $1.04 vs. $0.95 in Q1 2023; adjusted diluted EPS $0.98 in Q1 2023
•Returned $38 million to shareholders through dividends and share repurchases
•Full year fiscal 2024 outlook1:
◦Net sales of $2.95 billion to $3.0 billion
◦Comparable to mid-single-digit growth in adjusted operating income
◦Low to mid-single-digit growth in adjusted diluted EPS
ATLANTA, April 26, 2024 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its first quarter fiscal 2024 results.
“We exceeded our sales and earnings objectives in the first quarter,” said Michael D. Casey, Chairman and Chief Executive Officer. “We continued to see higher and earlier than planned demand from our largest wholesale customers. We believe this demand reflects the leaner inventory positions at many retailers, and their need for our new seasonal product offerings in preparation for the warmer weather ahead.
“In our U.S. Retail business, cooler weather in many parts of the United States weighed on demand for our Spring product offerings. Though the timing of seasonal transitions varies each year, historically they have been a natural and meaningful stimulus of demand for our product offerings. With the largest months of sales and earnings contribution ahead of us, we expect that the collective benefit of our product innovation, fleet optimization, and brand marketing strategies will enable an improving trend in our sales this year.
“Our International sales in the first quarter were in line with our plan. Stronger demand in Mexico offset lower sales in Canada. Our sales in Canada were also weighed down by the late arrival of warmer weather.
“The earlier Easter and slow start to Spring shopping will impact our sales in the second quarter. We have reflected in our forecasts the performance and growth we believe is possible in the balance of the year.
1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

Those forecasts envision control of discretionary expenses, reduction of inventory, and strong cash flow which we expect will enable the continued return of capital to our shareholders.
“Carter’s continues to be the best in class in young children’s apparel. We have unparalleled relationships with the largest retailers of young children’s apparel, including Target, Walmart, Amazon, Kohl’s, and Macy’s. We are also the largest specialty retailer focused exclusively on young children’s apparel in North America and have the highest share of the children’s apparel markets in the United States, Canada, and Mexico. Given the strength of our multi-channel model, brand portfolio, and financial resources, we believe we are well-positioned to achieve our growth objectives this year.”
Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures. There were no adjustments in the first quarter of fiscal 2024.

	Fiscal Quarter Ended
	March 30, 2024				April 1, 2023
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$55.0	8.3%	$38.0	$1.04	$56.4	8.1%	$36.0	$0.95
Organizational restructuring	—		—	—	1.2		0.9	0.03
As adjusted	$55.0	8.3%	$38.0	$1.04	$57.5	8.3%	$36.9	$0.98
Note: Results may not be additive due to rounding.

Consolidated Results
First Quarter of Fiscal 2024 compared to First Quarter of Fiscal 2023
Net sales decreased $34.4 million, or 4.9%, to $661.5 million, compared to $695.9 million in the first quarter of fiscal 2023. The persistent effects of inflation on families with young children and late arrival of spring weather contributed to lower demand. U.S. Retail, U.S. Wholesale, and International segment net sales declined 5.0%, 5.7%, and 2.7%, respectively. U.S. Retail comparable net sales declined 6.8%. Changes in foreign currency exchange rates used for translation in the first quarter fiscal 2024, as compared to the first quarter of fiscal 2023, had a favorable effect on consolidated net sales of approximately $2.0 million, or 0.3%.
Operating income decreased $1.3 million, or 2.3%, to $55.0 million, compared to $56.4 million in the first quarter of fiscal 2023. Operating margin increased to 8.3%, compared to 8.1% in the prior year period, reflecting lower inbound freight and product costs, partially offset by partly offset by fixed cost deleverage on lower sales and new store expenses.
Adjusted operating income (a non-GAAP measure) decreased $2.5 million, or 4.3%, to $55.0 million, compared to $57.5 million in the first quarter of fiscal 2023. Adjusted operating margin was comparable at 8.3%, principally due to the factors discussed above.
Net income increased $2.0 million to $38.0 million, or $1.04 per diluted share, compared to $36.0 million, or $0.95 per diluted share, in the first quarter of fiscal 2023.
Adjusted net income (a non-GAAP measure) increased $1.2 million to $38.0 million, compared to $36.9 million in the first quarter of fiscal 2023. Adjusted earnings per diluted share (a non-GAAP measure) was $1.04, compared to $0.98 in the first quarter of fiscal 2023.
Net cash used in operations in the first quarter of fiscal 2024 was $25.6 million, compared to net cash provided by operations of $42.2 million in the prior year period. The change in net cash from operating activities was primarily driven by smaller reductions in inventory balances due to the sell through of a large portion of our “pack and hold” inventory in fiscal 2023.
See the “Business Segment Results” and “Reconciliation of Adjusted Results to GAAP” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Return of Capital Activity
In the first quarter of fiscal 2024, the Company returned a total of $38.3 million to shareholders through cash dividends and share repurchases as described below.
•Dividends: In the first quarter, the Company paid a cash dividend of $0.80 per common share totaling $29.3 million. Future payments of quarterly dividends will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
•Share repurchases: During the first quarter, the Company repurchased and retired approximately 108 thousand shares of its common stock for $9.0 million at an average price of $83.48 per share. Fiscal year-to-date through April 25, 2024, the Company repurchased and retired approximately 237 thousand shares for $18.8 million at an average price of $79.34 per share. As of April 25, 2024, the total remaining capacity under the Company’s previously-announced repurchase authorizations was approximately $631 million.
2024 Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described above, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.
For the second quarter of fiscal 2024, the Company expects approximately:
•$560 million to $570 million in net sales ($600 million in Q2 fiscal 2023);
•$25 million to $30 million in adjusted operating income ($38 million in Q2 fiscal 2023); and
•$0.35 to $0.45 in adjusted diluted earnings per share ($0.64 in Q2 fiscal 2023).
Our forecast for the second quarter of fiscal 2024 assumes:
•Continued inflationary pressure on families with young children;
•Slow start to Spring selling, we believe due to the late arrival of warmer weather;
•Improved gross margin;
•Comparable SG&A;
•Lower net interest expense and effective tax rate; and
•Continued return of capital.
For fiscal year 2024, the Company projects approximately:
•Net sales of $2.95 billion to $3.0 billion ($2.95 billion in fiscal 2023);
•Comparable to mid-single-digit growth in adjusted operating income ($328 million in fiscal 2023);
•Low to mid-single-digit growth in adjusted diluted earnings per share ($6.19 in fiscal 2023);
•Operating cash flow in excess of $250 million; and
•Capital expenditures of $80 million.
Our forecast for fiscal year 2024 assumes:
•Improved macroeconomic environment and consumer demand as the year progresses, with a return to low single-digit comparable sales growth in U.S. Retail in the second half;
•Continued conservative inventory commitments by some wholesale customers;
•Gross margin expansion;
•Increased SG&A, reflecting higher growth-related investments and inflation, partially offset by productivity initiatives;
•Lower net interest expense;
•Higher effective tax rate; and
•Continued return of capital.
Conference Call
The Company will hold a conference call with investors to discuss first quarter fiscal 2024 results and its business outlook on April 26, 2024 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations.” To access the call by phone, please preregister on

https://register.vevent.com/register/BIca6b7f932d984d258adb607e0b873339 to receive your dial-in number and unique passcode.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s is the largest supplier of young children’s apparel to the largest retailers in North America. Its brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements contained in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s most recently filed Annual Report on Form 10-K, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to public health crises, such as the COVID-19 pandemic; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine, Israel, and the Red Sea region, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates; risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores during the fiscal year. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2024	April 1, 2023
Net sales	$661,492	$695,880
Cost of goods sold	346,302	386,413
Gross profit	315,190	309,467
Royalty income, net	5,216	6,519
Selling, general, and administrative expenses	265,371	259,632
Operating income	55,035	56,354
Interest expense	7,905	9,644
Interest income	(3,089)	(700)
Other expense (income), net	274	(258)
Income before income taxes	49,945	47,668
Income tax provision	11,912	11,672
Net income	$38,033	$35,996

Basic net income per common share	$1.04	$0.95
Diluted net income per common share	$1.04	$0.95
Dividend declared and paid per common share	$0.80	$0.75

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2024	% of Consolidated Net Sales	April 1, 2023	% of Consolidated Net Sales
Net sales:
U.S. Retail	$307,642	46.5%	$323,721	46.5%
U.S. Wholesale	264,131	39.9%	279,990	40.3%
International	89,719	13.6%	92,169	13.2%
Consolidated net sales	$661,492	100.0%	$695,880	100.0%

Operating income:		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail	$14,294	4.6%	$26,939	8.3%
U.S. Wholesale	63,328	24.0%	52,092	18.6%
International	2,186	2.4%	3,124	3.4%
Corporate expenses(*)	(24,773)	n/a	(25,801)	n/a
Consolidated operating income	$55,035	8.3%	$56,354	8.1%

(*)Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

	Fiscal Quarter Ended April 1, 2023
(dollars in millions)	U.S. Retail	U.S. Wholesale	International
Organizational restructuring(*)	$(0.8)	$(0.5)	$(0.1)

(*)Relates to gains for organizational restructuring and related corporate office lease amendment actions. Additionally, the fiscal quarter ended April 1, 2023 includes a corporate charge of $2.4 million related to organizational restructuring and related corporate office lease amendment actions.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 30, 2024	December 30, 2023	April 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$267,575	$351,213	$157,685
Accounts receivable, net of allowance for credit losses of $5,159, $4,754, and $7,425, respectively	224,075	183,774	223,939
Finished goods inventories, net of inventory reserves of $11,018, $8,990, and $18,076, respectively	473,362	537,125	613,921
Prepaid expenses and other current assets	51,775	29,131	47,173
Total current assets	1,016,787	1,101,243	1,042,718
Property, plant, and equipment, net of accumulated depreciation of $628,627, $615,907, and $577,183, respectively	182,513	183,111	180,383
Operating lease assets	522,192	528,407	494,969
Tradenames, net	298,141	298,186	298,331
Goodwill	209,733	210,537	209,601
Customer relationships, net	26,383	27,238	29,801
Other assets	29,769	29,891	27,524
Total assets	$2,285,518	$2,378,613	$2,283,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$191,406	$242,149	$180,181
Current operating lease liabilities	133,190	135,369	139,350
Other current liabilities	94,361	134,344	91,104
Total current liabilities	418,957	511,862	410,635

Long-term debt, net	497,543	497,354	576,803
Deferred income taxes	48,090	41,470	46,090
Long-term operating lease liabilities	444,375	448,810	417,012
Other long-term liabilities	35,200	33,867	34,894
Total liabilities	$1,444,165	$1,533,363	$1,485,434

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,600,032, 36,551,221, and 37,799,251 shares issued and outstanding, respectively	366	366	378
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(25,667)	(23,915)	(30,412)
Retained earnings	866,654	868,799	827,927
Total stockholders' equity	841,353	845,250	797,893
Total liabilities and stockholders' equity	$2,285,518	$2,378,613	$2,283,327

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities:
Net income	$38,033	$35,996
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	13,905	14,799
Amortization of intangible assets	929	939
Provision for (recoveries of) excess and obsolete inventory, net	2,026	(1,256)
Gain on partial termination of corporate lease	—	(4,366)
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	(1)	2,632
Amortization of debt issuance costs	403	393
Stock-based compensation expense	5,170	4,343
Unrealized foreign currency exchange loss (gain), net	9	(240)
Provisions for doubtful accounts receivable from customers	561	235
Unrealized gain on investments	(618)	(433)
Deferred income taxes	6,811	5,031
Effect of changes in operating assets and liabilities:
Accounts receivable	(40,746)	(24,944)
Finished goods inventories	61,039	134,147
Prepaid expenses and other assets	(22,386)	(12,678)
Accounts payable and other liabilities	(90,686)	(112,401)
Net cash (used in) provided by operating activities	$(25,551)	$42,197

Cash flows from investing activities:
Capital expenditures	$(12,017)	$(13,827)
Net cash used in investing activities	$(12,017)	$(13,827)

Cash flows from financing activities:
Payments on secured revolving credit facility	$—	$(40,000)
Repurchases of common stock	(8,999)	(9,586)
Dividends paid	(29,338)	(28,483)
Withholdings from vesting of restricted stock	(7,378)	(4,776)
Proceeds from exercises of stock options	367	83
Net cash used in financing activities	$(45,348)	$(82,762)

Net effect of exchange rate changes on cash and cash equivalents	(722)	329
Net decrease in cash and cash equivalents	$(83,638)	$(54,063)
Cash and cash equivalents, beginning of period	351,213	211,748
Cash and cash equivalents, end of period	$267,575	$157,685

CARTER’S, INC.
RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended April 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$309.5	44.5%	$259.6	37.3%	$56.4	8.1%	$11.7	$36.0	0.95
Organizational restructuring (b)	—		(1.2)		1.2		0.3	0.9	0.03
As adjusted (a)	$309.5	44.5%	$258.5	37.1%	$57.5	8.3%	$12.0	$36.9	$0.98

	Fiscal Quarter Ended July 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$291.9	48.6%	$258.7	43.1%	$37.6	6.3%	$7.4	$23.9	$0.64
Organizational restructuring (b)	—		(0.4)		0.4		0.1	0.3	0.01
As adjusted (a)	$291.9	48.6%	$258.3	43.0%	$37.9	6.3%	$7.5	$24.2	$0.64

	Fiscal Year Ended December 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,395.9	47.4%	$1,093.9	37.1%	$323.4	11.0%	$69.7	$232.5	$6.24
Organizational restructuring (b)	—		(4.4)		4.4		1.0	3.4	0.09
Benefit from credit card settlement (c)	—		—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$1,395.9	47.4%	$1,089.5	37.0%	$327.8	11.1%	$69.1	$230.6	$6.19

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross profit, SG&A, operating income, income taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(c)Gain resulting from a court-approved settlement related to payment card interchange fees.

Note: No adjustments were made to GAAP results in the first quarter of fiscal 2024. Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended
	March 30, 2024	April 1, 2023
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,860,740	37,104,527
Dilutive effect of equity awards	3,843	8,063
Diluted number of common and common equivalent shares outstanding	35,864,583	37,112,590
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$38,033	$35,996
Income allocated to participating securities	(691)	(576)
Net income available to common shareholders	$37,342	$35,420
Basic net income per common share	$1.04	$0.95
Diluted net income per common share:
Net income	$38,033	$35,996
Income allocated to participating securities	(691)	(576)
Net income available to common shareholders	$37,342	$35,420
Diluted net income per common share	$1.04	$0.95
As adjusted (a):
Basic net income per common share:
Net income	$38,033	$36,879
Income allocated to participating securities	(691)	(592)
Net income available to common shareholders	$37,342	$36,287
Basic net income per common share	$1.04	$0.98
Diluted net income per common share:
Net income	$38,033	$36,879
Income allocated to participating securities	(691)	(592)
Net income available to common shareholders	$37,342	$36,287
Diluted net income per common share	$1.04	$0.98

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.9 million in after-tax expenses from these results for the fiscal quarter ended April 1, 2023.

Note: Results may not be additive due to rounding.

RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Four Fiscal Quarters Ended
	March 30, 2024	April 1, 2023	March 30, 2024
Net income	$38.0	$36.0	$234.5
Interest expense	7.9	9.6	32.2
Interest income	(3.1)	(0.7)	(7.2)
Income tax provision	11.9	11.7	70.0
Depreciation and amortization	14.8	15.7	63.2
EBITDA	$69.6	$72.4	$392.8

Adjustments to EBITDA
Organizational restructuring (a)	$—	$1.2	$3.2
Benefit from credit card settlement (b)	—	—	(6.9)
Total adjustments	—	1.2	(3.7)
Adjusted EBITDA	$69.6	$73.5	$389.1

(a)    Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(b)    Gain resulting from a court-approved settlement related to payment card interchange fees.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (b) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter ended March 30, 2024:

	Fiscal Quarter Ended
	Reported Net Sales March 30, 2024	Impact of Foreign Currency Translation	Constant-Currency Net Sales March 30, 2024	Reported Net Sales April 1, 2023	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$661.5	$2.0	$659.5	$695.9	(4.9)%	(5.2)%
International segment net sales	$89.7	$2.0	$87.8	$92.2	(2.7)%	(4.8)%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.
Note: Results may not be additive due to rounding.